Exhibit 99.1

908 Devices Reports Third Quarter 2022 Financial Results and Updates Full Year 2022 Outlook

Q3 2022 revenue increases 26% over prior year, with gross margin of 59%

BOSTON, MA – November 14, 2022 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended September 30, 2022.

“We were pleased with our results for the third quarter as we continue to support our customers’ critical-to-life applications. We also executed the strategic acquisition of TRACE Analytics, which provides in-line testing of critical parameters in the bioreactor and enables us to fast-track development of our on-line REBEL technology,” said Kevin J. Knopp, CEO and Co-founder. “During the quarter, we began to see some slowdown and lengthening of purchase cycles, in large part due to macro-economic pressures, which has resulted in us lowering our expectations for the remainder of the year. Despite near-term headwinds, our team is focused on serving our customers, expanding our user base, and making our technology even more accessible with new product launches planned for early 2023.”

Recent Highlights

•	Revenue of $15.8 million for the third quarter of 2022, representing a 26% increase over the prior year period

•	Expanded installed base to 2,317 devices with 175 devices placed during the third quarter

•	Received a $3.1 million order from the U.S. Army for aerosol modules for the MX908 device used to detect and identify vapor and aerosol hazards

•	Demonstrated improved cell culture outcomes using the REBEL™ at-line media analyzer, including increased titer by up to 40% and reduction of toxic metabolite accumulation, in collaboration with UK-based Center for Process Innovation (CPI)

•	Launched a pesticide target pack for the MX908® handheld device developed in coordination with the U.S. Forest Service, an agency of the U.S. Department of Agriculture, for safe and quick remediation of illegal marijuana grown on federal lands

•	Hosted annual user meeting covering the full breadth of our platform with talks from key opinion leaders including Boehringer Ingelheim, MIT, Clemson University, Ohio Bureau of Criminal Investigation, and the Fresno Police Department, among others

Third Quarter 2022 Financial Results

Revenue was $15.8 million for the three months ended September 30, 2022, a 26% increase over the prior year period. This increase was primarily driven by product revenue from an increase in handheld recurring revenue and desktop device placements. Desktop revenue grew 51% year over year because of both increased device sales and increased recurring revenue.

The installed base grew to 2,317 placements with 175 devices placed in Q3 2022.

Gross profit was $9.3 million for the third quarter of 2022, compared to $6.8 million for the corresponding prior year period. Gross margin was 59%, as compared to 54% for the corresponding prior year period. The increase in gross margin was driven by the increased product and service revenue and an increase in the average selling price for devices, offset in part by planned investments in personnel and expenses in calendar year 2021 and the first nine months of 2022.

Operating expenses were $16.5 million for the third quarter of 2022, compared to $12.1 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, an increase in stock-based compensation and an increase in marketing activities and travel expenses.

Net loss was $6.3 million for the third quarter of 2022, compared to $5.2 million for the corresponding prior year period. Net loss per share was $0.20 for the third quarter of 2022, compared to a net loss per share of $0.19 for the corresponding prior year period.

Cash and cash equivalents were $193.7 million as of September 30, 2022. In addition, the Company had approximately $15.0 million of debt outstanding.

2022 Guidance

908 Devices is updating its full year 2022 revenue outlook and now expects revenue to be in the range of $46 million to $49 million, representing growth of 13% over full year 2021 at the midpoint of the range.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2022 financial results before market open on Monday, November 14, 2022 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Source: 908 Devices Inc.

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Product and service revenue	$15,437	$12,285	$34,074	$\	25,557
License and contract revenue	360	260	1,135		808
Total revenue	15,797	12,545	35,209		26,365
Cost of revenue:
Product and service cost of revenue	6,366	5,656	14,768		12,062
License and contract cost of revenue	93	77	340		204
Total cost of revenue	6,459	5,733	15,108		12,266
Gross profit	9,338	6,812	20,101		14,099
Operating expenses:
Research and development	4,666	3,302	12,864		9,322
Selling, general and administrative	11,826	8,786	32,281		23,318
Total operating expenses	16,492	12,088	45,145		32,640
Loss from operations	(7,154)	(5,276)	(25,044)		(18,541)
Other income (expense), net	895	91	1,272		(163)
Net loss	$(6,259)	$(5,185)	$(23,772)		$(18,704)

Net loss per share attributable to common stockholders	$(0.20)	$(0.19)	$(0.76)		$(0.68)
Weighted average common shares outstanding	31,606,484	27,707,858	31,411,611		27,446,149

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$193,698	$224,073
Accounts receivable, net	15,231	16,375
Inventory	11,731	7,918
Prepaid expenses and other current assets	3,222	4,527
Total current assets	223,882	252,893
Operating lease, right-of-use assets	4,271	5,182
Property and equipment, net	2,761	1,603
Goodwill	9,200	—
Intangibles, net	7,969	—
Other long-term assets	1,198	1,228
Total assets	$249,281	$260,906
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,227	$8,332
Deferred revenue	7,419	5,160
Operating lease liabilities	1,432	1,344
Total current liabilities	19,078	14,836
Long-term debt	15,000	15,000
Deferred revenue, net of current portion	12,162	11,958
Other long-term liabilities	6,541	4,508
Total liabilities	52,781	46,302
Total stockholders' equity	196,500	214,604
Total liabilities and stockholders' equity	$249,281	$260,906